As filed with the Securities and Exchange Commission on June 22, 2017

Securities Act File No. 033-66262

Investment Company Act File No. 811-07896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

Registration Statement

under

the Securities Act of 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 39	☒

and/or

Registration Statement

under

the Investment Company Act of 1940	☒
Amendment No. 40	☒

(Check Appropriate Box or Boxes)

GAMCO GLOBAL SERIES FUNDS, INC.

(Exact Name of Registrant as Specified in Charter)

One Corporate Center

Rye, New York 10580-1422

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (800) 422-3554

Bruce N. Alpert

Gabelli Funds, LLC

One Corporate Center

Rye, New York 10580-1422

(Name and Address of Agent for Service)

Copies to:

Andrea R. Mango, Esq. GAMCO Global Series Funds, Inc. One Corporate Center Rye, New York 10580-1422	Richard T. Prins, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036	Thomas A. DeCapo, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, Massachusetts 02116

It is proposed that this filing will become effective:

☐	immediately upon filing pursuant to paragraph (b); or
☐	on [ ], pursuant to paragraph (b); or
☐	60 days after filing pursuant to paragraph (a)(1); or
☐	on [ ] pursuant to paragraph (a)(1); or
☐	75 days after filing pursuant to paragraph (a)(2); or
☐	on [ ] pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box:

☐	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (File No. 033-66262) of GAMCO Global Series Funds, Inc. (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 39 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-1A setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 39 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 39 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C : OTHER INFORMATION

Item 28. Exhibits

(a)(i)	Articles of Incorporation, as amended, dated July 1, 1993, of the Registrant is incorporated by reference to Post-Effective Amendment No. 8 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via Edgar on April 13, 1998 (Accession No. 0000950152-98-003200) (“Post-Effective Amendment No. 8”).

(a)(ii)	Articles of Amendment, dated January 11, 2000, is incorporated by reference to Post-Effective Amendment No. 11 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on March 9, 2000 (Accession No. 0000927405-00-000084) (“Post-Effective Amendment No. 11”).

(a)(iii)	Articles Supplementary, dated February 28, 2000, for The Gabelli Global Telecommunications Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(a)(iv)	Articles Supplementary, dated February 28, 2000, for The Gabelli Global Growth Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(a)(v)	Articles Supplementary, dated February 28, 2000, for The Gabelli Global Opportunity Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(a)(vi)	Articles Supplementary, dated February 28, 2000, for The Gabelli Global Convertible Securities Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(a)(vii)	Articles of Amendment, with respect to The Gabelli Global Growth Fund, dated January 12, 2000, is incorporated by reference to Post-Effective Amendment No. 12 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on May 1, 2001 (Accession No. 0000935069-01-500096) (“Post-Effective Amendment No. 12”).

(a)(viii)	Articles Supplementary, dated April 29, 2005, is incorporated by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2005 (Accession No. 0000935069-05-001063) (“Post-Effective Amendment No. 17”).

(a)(ix)	Articles of Amendment, dated December 23, 2005, is incorporated by reference to Post-Effective Amendment No. 18 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on May 1, 2006 (Accession No. 0000935069-06-001285).

(a)(x)	Articles of Amendment, dated April 11, 2013, with respect to The Gabelli Global Rising Income and Dividend Fund (formerly known as The GAMCO Vertumnus Fund) is incorporated by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement as filed with the SEC via EDGAR on April 15, 2013 (Accession No. 0001193125-13-155193).

(a)(xi)	Articles Supplementary, dated June 20, 2017, is filed herewith.

(b)	Amended and Restated By-Laws, dated August 19, 2009, are incorporated by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2010 (Accession No. 0000950123-10-017797) (“Post-Effective Amendment No. 22”).

(c)	Not Applicable.

(d)(i)	Investment Advisory Agreement between Registrant and Gabelli Funds, Inc., dated September 23, 1993, on behalf of The Gabelli Global Telecommunications Fund, The Gabelli Global Entertainment and Media Fund, and The Gabelli Global Growth Fund, is incorporated by reference to Post-Effective Amendment No. 8.

(d)(ii)	Amendment No. 1 to Investment Advisory Agreement, dated November 17, 1999, between Registrant and Gabelli Funds, LLC, on behalf of The Gabelli Global Telecommunications Fund, The Gabelli Global Entertainment and Media Fund and The Gabelli Global Opportunity Fund (formerly known as The Gabelli Global Growth Fund), is incorporated by reference to Post-Effective Amendment No. 12.

(d)(iii)	Investment Advisory Agreement between Registrant and Gabelli Funds, Inc., dated January 18, 1994, on behalf of The Gabelli Global Interactive Couch Potato(R) Fund, is incorporated by reference to Post-Effective Amendment No. 8.

(d)(iv)	Amendment No. 1 to Investment Advisory Agreement, dated November 17, 1999, between Registrant and Gabelli Funds, LLC, on behalf of The Gabelli Global Interactive Couch Potato(R) Fund, is incorporated by reference to Post-Effective Amendment No. 12.

(d)(v)	Investment Advisory Agreement between Registrant and Gabelli Funds, Inc., dated January 18, 1994, on behalf of The Gabelli Global Rising Income and Dividend Fund (formerly known as The Gabelli Global Convertible Securities Fund), is incorporated by reference to Post-Effective Amendment No. 8.

(d)(vi)	Amendment No. 1 to Investment Advisory Agreement, dated November 17, 1999, between Registrant and Gabelli Funds, LLC, on behalf of The Gabelli Global Rising Income and Dividend Fund (formerly known as The Gabelli Global Convertible Securities Fund), is incorporated by reference to Post-Effective Amendment No. 12.

(d)(vii)	Contractual Management Fee Waiver and Expense Reimbursement Agreement, dated January 1, 2009, with respect to The GAMCO Global Opportunity Fund, is incorporated by reference to Post Effective Amendment No. 21 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 30, 2009 (Accession No. 0000935069-09-001131).

(d)(viii)	Contractual Management Fee Waiver and Expense Reimbursement Agreement, dated November 18, 2009, with respect to The GAMCO Global Opportunity Fund, is incorporated by reference to Post-Effective Amendment No. 22.

(d)(ix)	Contractual Management Fee Waiver and Expense Reimbursement Agreement, dated November 18, 2009, with respect to The Gabelli Global Rising Income and Dividend Fund (formerly known as The GAMCO Global Convertible Securities Fund), is incorporated by reference to Post-Effective Amendment No. 22.

(d)(x)	Expense Deferral Agreement, dated November 18, 2009, with respect to The GAMCO Global Opportunity Fund and The Gabelli Global Rising Income and Dividend Fund (formerly known as The GAMCO Global Convertible Securities Fund), is incorporated by reference to Post-Effective Amendment No. 22.

(d)(xi)	Contractual Management Fee Waiver and Expense Reimbursement Agreement, dated November 16, 2010, with respect to The GAMCO Global Opportunity Fund, is incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2011 (Accession No. 0000950123-11-041908) (“Post-Effective Amendment No. 24”).

(d)(xii)	Contractual Management Fee Waiver and Expense Reimbursement Agreement, dated November 16, 2010, with respect to The Gabelli Global Rising Income and Dividend Fund (formerly known as The GAMCO Global Convertible Securities Fund), is incorporated by reference to Post-Effective Amendment No. 24.

(d)(xiii)	Amended and Restated Expense Deferral Agreement, dated August 25, 2014, with respect to the GAMCO Global Opportunity Fund, the Gabelli Global Rising Income and Dividend Fund, and the GAMCO Global Growth Fund, is incorporated by reference to Post-Effective Amendment No. 33 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2015 Accession No. 0001193125-15-162343).

(d)(xiv)	Amended and Restated Expense Deferral Agreement, dated November 17, 2016, with respect to the Global Telecommunications Fund, the GAMCO Global Opportunity Fund, the Gabelli Global Rising Income and Dividend Fund, and the GAMCO Global Growth Fund, is incorporated by reference to Post-Effective Amendment No. 37 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 28, 2017 (Accession No. 0001193125-17-146498) (“Post-Effective Amendment No. 37”).

(e)(i)	Amended and Restated Distribution Agreement between the Registrant and G.distributors, LLC, dated June 22, 2017, on behalf of The GAMCO Global Telecommunications Fund, is filed herewith.

(e)(ii)	Distribution Agreement between Registrant and G.distributors, LLC, dated August 1, 2011, on behalf of The GAMCO Global Growth Fund, is incorporated by reference to Post-Effective Amendment No. 26.

(e)(iii)	Distribution Agreement between Registrant and G.distributors, LLC, dated August 1, 2011, on behalf of The GAMCO Global Opportunity Fund, is incorporated by reference to Post-Effective Amendment No. 26.

(e)(iv)	Distribution Agreement between Registrant and G.distributors, LLC, dated August 1, 2011, on behalf of The Gabelli Global Rising Income and Dividend Fund (formerly known as The GAMCO Vertumnus Fund), is incorporated by reference to Post-Effective Amendment No. 26.

(f)	Not Applicable.

(g)	Amended and Restated Master Custodian Agreement, between the Registrant and State Street Bank & Trust Company, dated July 2, 2001, is incorporated by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on May 1, 2002 (Accession No. 0000935069-02-000405) (“Post-Effective Amendment No. 13”).

(h)	Transfer Agency and Service Agreement, dated September 23, 1993, is incorporated by reference to Post-Effective Amendment No. 8.

(i)(i)	Opinion and Consent of Miles & Stockbridge P.C., is incorporated by reference to Post-Effective Amendment No. 11.

(i)(ii)	Opinion and Consent of Venable LLP, is filed herewith.

(j)(i)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, is incorporated by reference to Post-Effective Amendment No. 37.

(j)(ii)	Powers of Attorney for Mario J. Gabelli, Felix J. Christiana, Anthony J. Colavita, John D. Gabelli, Karl Otto Pöhl, Werner J. Roeder, and Anthonie C. van Ekris, dated November 1, 2000, are incorporated by reference to Post-Effective Amendment No. 12.

(j)(iii)	Powers of Attorney for E. Val Cerutti and Arthur V. Ferrara, dated December 3, 2001, are incorporated by reference to Post-Effective Amendment No. 13.

(j)(iv)	Power of Attorney for Salvatore J. Zizza, dated April 27, 2004, is incorporated by reference to Post-Effective No. 15 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 30, 2004 (Accession No. 0000935069-04-000680).

(k)	Not Applicable.

(l)(i)	Agreements with Initial Shareholder is incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on January 5, 1994.

(l)(ii)	Purchase Agreement, dated February 28, 2000, with respect to Class A Shares of The Gabelli Global Telecommunications Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(l)(iii)	Purchase Agreement, dated February 28, 2000, with respect to Class C Shares of The Gabelli Global Telecommunications Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(l)(iv)	Purchase Agreement, dated February 28, 2000, with respect to Class A Shares of The Gabelli Global Growth Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(l)(v)	Purchase Agreement, dated February 28, 2000, with respect to Class C Shares of The Gabelli Global Growth Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(l)(vi)	Purchase Agreement, dated February 28, 2000, with respect to Class A Shares of The Gabelli Global Opportunity Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(l)(vii)	Purchase Agreement, dated February 28, 2000, with respect to Class C Shares of The Gabelli Global Opportunity Fund, is incorporated by reference to Post-Effective Amendment No. 11.

(l)(viii)	Purchase Agreement, dated February 28, 2000, with respect to Class A Shares of The Gabelli Global Rising Income and Dividend Fund (formerly known as The Gabelli Global Convertible Securities Fund), is incorporated by reference to Post-Effective Amendment No. 11.

(l)(ix)	Purchase Agreement, dated February 28, 2000, with respect to Class C Shares of The Gabelli Global Rising Income and Dividend Fund (formerly known as The Gabelli Global Convertible Securities Fund), is incorporated by reference to Post-Effective Amendment No. 11.

(m)(1)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 relating to Class AAA Shares, between Registrant and G.distributors, LLC, dated August 1, 2011, on behalf of The GAMCO Global Telecommunications Fund, The GAMCO Global Growth Fund, The GAMCO Global Opportunity Fund, and The Gabelli Global Rising Income and Dividend Fund (formerly known as The GAMCO Vertumnus Fund), is incorporated by reference to Post-Effective Amendment No. 26.

(m)(2)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 relating to Class A Shares, between Registrant and G.distributors, LLC, dated August 1, 2011, on behalf of The GAMCO Global Telecommunications Fund, The GAMCO Global Growth Fund, The GAMCO Global Opportunity Fund, and The Gabelli Global Rising Income and Dividend Fund (formerly known as The GAMCO Vertumnus Fund), is incorporated by reference to Post-Effective Amendment No. 26.

(m)(3)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 relating to Class C Shares, between Registrant and G.distributors, LLC, dated August 1, 2011, on behalf of The GAMCO Global Telecommunications Fund, The GAMCO Global Growth Fund, The GAMCO Global Opportunity Fund, and The Gabelli Global Rising Income and Dividend Fund (formerly known as The GAMCO Vertumnus Fund), is incorporated by reference to Post-Effective Amendment No. 26.

(m)(4)	Plan of Distribution pursuant to Rule 12b-1 relating to Class T Shares between the Registrant and G.distributors, LLC, dated February 23, 2017, on behalf of the GAMCO Global Telecommunications Fund, is filed herewith.

(n)(i)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated February 23, 2017, with respect to The GAMCO Global Telecommunications Fund, is filed herewith.

(n)(ii)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated May 12, 2004, with respect to The Gabelli Global Opportunity Fund, is incorporated by reference to Post-Effective Amendment No. 17.

(n)(iii)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated May 12, 2004, with respect to The Gabelli Global Growth Fund, is incorporated by reference to Post-Effective Amendment No. 17.

(n)(iv)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated May 12, 2004, with respect to The Gabelli Global Rising Income and Dividend Fund (formerly known as The Gabelli Global Convertible Securities Fund), is incorporated by reference to Post-Effective Amendment No. 17.

(o)	Not Applicable.

(p)	Revised Code of Ethics for the Registrant, Gabelli Funds, LLC, GAMCO Asset Management Inc., G.research, LLC, G.distributors, LLC, Teton Advisors, Inc., Gabelli & Partners, LLC, Gabelli Fixed Income LLC, and Gabelli & Company Investment Advisers, Inc., dated January 12, 2017, is incorporated by reference to Post-Effective Amendment No. 37.

Item 29. Persons Controlled by or Under Common Control with Registrant

None

Item 30. Indemnification

Subdivision (a) of Section 4.2 of Article IV of Registrant’s Articles of Incorporation, Section 5 of the Investment Advisory Agreements and Section 10 of the Amended and Restated Distribution Agreements are hereby incorporated by reference to Exhibits (a), (d) and (e).

Insofar as indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Articles of Incorporation, its By-laws, the Amended and Restated Investment Advisory Agreements, the Administration Agreement and the Distribution Agreements in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended.

Item 31. Business and Other Connections of Investment Adviser

Gabelli Funds, LLC (the “Adviser”) is a registered investment adviser providing investment management and administrative services to the Registrant. The Adviser also provides similar services to other mutual funds.

The information required by this Item 31 with respect to any other business, profession, vocation or employment of a substantial nature engaged in by directors and officers of the Adviser during the past two fiscal years, is incorporated by reference to Form ADV filed by the Adviser pursuant to the Investment Advisers Act of 1940 (SEC File No. 801-37706).

Item 32. Principal Underwriter

(a)	G.distributors, LLC (“G.distributors”) currently acts as distributor for Gabelli 787 Fund, Inc., The Gabelli Asset Fund, Gabelli Capital Series Funds, Inc., Comstock Funds, Inc., Gabelli Equity Series Funds, Inc., Gabelli Gold Fund, Inc, The GAMCO Growth Fund, GAMCO International Growth Fund, Inc., Gabelli Investor Funds, Inc., The GAMCO Mathers Fund, The Gabelli Dividend Growth Fund, The Gabelli Money Market Funds, Gabelli ESG Fund, Inc., The Gabelli Utilities Fund, The Gabelli Value 25 Fund Inc., The TETON Westwood Funds, the KEELEY Funds, and Gabelli NextShares Trust.

(b)	The information required by this Item 32 with respect to each director, officer or partner of G.distributors is incorporated by reference to Schedule A of Form BD filed by G.distributors pursuant to the Securities Exchange Act of 1934, as amended (SEC File No. 8-68697).

(c)	Not Applicable.

Item 33. Location of Accounts and Records

All accounts, books and other documents required by Section 31(a) of the Investment Company Act of 1940, as amended, and Rules 31a-1 through 31a-3 thereunder are maintained at the following offices:

1.	Gabelli Funds, LLC

One Corporate Center

Rye, New York 10580-1422

2.	BNY Mellon Investment Servicing (US) Inc.

201 Washington Street

Boston, Massachusetts 02108

3.	BNY Mellon Investment Servicing (US) Inc.

301 Bellevue Parkway

Wilmington, Delaware 19809

4.	State Street Bank and Trust Company

One Heritage Drive

North Quincy, Massachusetts 02171

5.	Boston Financial Data Services, Inc.

Two Heritage Drive

North Quincy, Massachusetts 02171

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant, GAMCO GLOBAL SERIES FUNDS, INC., has duly caused this Post-Effective Amendment No. 39 to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Rye and State of New York, on the 22nd day of June, 2017.

By:	/s/ Bruce N. Alpert
Bruce N. Alpert
President

As required by the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities set forth below on the 22nd day of June, 2017.

NAME	TITLE

Mario J. Gabelli* Mario J. Gabelli	Chairman of the Board

/s/ Bruce N. Alpert Bruce N. Alpert	President

/s/ John C. Ball John C. Ball	Treasurer

John D. Gabelli* John D. Gabelli	Director

E. Val Cerutti* E. Val Cerutti	Director

Anthony J. Colavita* Anthony J. Colavita	Director

Arthur V. Ferrara* Arthur V. Ferrara	Director

Werner Roeder, MD* Werner Roeder, MD	Director

Anthonie C. van Ekris* Anthonie C. van Ekris	Director

Salvatore J. Zizza* Salvatore J. Zizza	Director

*By:	/s/ Bruce N. Alpert
Bruce N. Alpert Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

(a)(xi)	Articles Supplementary, dated June 20, 2017.

(e)(i)	Amended and Restated Distribution Agreement between the Registrant and G.distributors, LLC, dated June 22, 2017, on behalf of the Global Telecommunications Fund.

(i)(ii)	Opinion and Consent of Venable LLP.

(m)(4)	Plan of Distribution pursuant to Rule 12b-1 relating to Class T Shares between the Registrant and G.distributors, LLC, dated February 23, 2017, on behalf of The GAMCO Global Telecommunications Fund.

(n)(i)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated February 23, 2017, with respect to The GAMCO Global Telecommunications Fund, is filed herewith.